Exhibit 10.1

Amendment to Transition, Separation, and Release Agreement

This amendment, delivered on December 9, 2024, confirms the following understandings and agreements between AdaptHealth Corp. (the “Company”) and Shaw Rietkerk (hereinafter referred to as “you” or “your”).

WHEAREAS, the parties entered a “Transition and Separation Agreement” on August 21, 2024, and have agreed to amend section 2. (a) of that agreement to change the annual base pay that you will be paid from January 1, 2025, until the Separation Date (March 31, 2025) to $125,000 per annum. The Company and you agree that all other terms in the “Transition and Separation Agreement” will remain the same.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

ADAPTHEALTH CORP.

By:	/s/ Suzanne Foster
Name:	Suzanne Foster
Title:	Chief Executive Officer

SHAW RIETKERK

/s/ Shaw Rietkerk
SHAW RIETKERK

Dated: December 9, 2024